UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): June 16, 2017

RF INDUSTRIES, LTD.
(Exact name of registrant as specified in its charter)

Nevada (State or Other Jurisdiction of Incorporation)	0-13301 (Commission File Number)	88-0168936 (I.R.S. Employer Identification No.)
7610 Miramar Road, Bldg. 6000 San Diego, California 92126-4202 (Address of Principal Executive Offices) (858) 549-6340 (Registrant’s Telephone Number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 16, 2017, RF Industries, Ltd. (“we,” “us,” “our” or the “Company”) entered into an employment letter agreement (the “Agreement”) with Robert D. Dawson, under which Mr. Dawson will serve as the Company’s President and Chief Executive Officer, effective July 17, 2017 (the “Start Date”).

Under the Agreement, we have agreed to pay Mr. Dawson an annual base salary of $250,000. Mr. Dawson will also be eligible to participate in the Company’s annual bonus plan, pursuant to which he will have the opportunity to earn a year-end bonus equal to fifty percent (50%) of his annual base salary (the “Annual Bonus”). The actual bonus paid may be higher or lower than the Annual Bonus based on the over- or under-achievement of Company and individual objectives as determined by the Company’s Board of Directors or its Compensation Committee. It is currently anticipated that 80% of Mr. Dawson’s Annual Bonus will be based on the Company’s performance and 20% will be based on the achievement of individual objectives.

In addition, as of the Start Date, Mr. Dawson will receive stock options to purchase 100,000 shares of the Company’s common stock. The award will be subject to the terms and conditions of the Company’s 2010 Stock Incentive Plan, will have an exercise price based on the trading price on the Nasdaq Stock Market on the Start Date, and will vest as to 10,000 shares per year, with 10,000 shares vesting on the Start Date and 10,000 shares vesting on each anniversary thereafter while he is employed by the Company. Mr. Dawson is also entitled under the Agreement to be paid or reimbursed up to an aggregate of $75,000 in relocation expenses, and is eligible to participate in the employee benefit plans and programs generally available to the Company’s senior executives, subject to the terms and conditions of such plans and programs.

The term of the Agreement is one year. After the first anniversary of the Start Date, Mr. Dawson’s employment will automatically renew, and his period of employment will automatically be extended for an additional one-year period, unless either party provides the other party with written notice of non-renewal at least sixty (60) days prior to the date of automatic renewal. Upon a Change of Control Transaction (as defined in the letter agreement), all of Mr. Dawson’s time based stock options shall immediately vest, whether or not his employment is terminated. If at the time of a Change of Control Transaction Mr. Dawson’s employment is terminated by the Company for any reason other than Cause (as defined), Mr. Dawson will be entitled to receive a change of control cash payment in an amount equal to 12 months of his salary

Since 2014, Mr. Dawson, 43, served as the President and Chief Executive Officer of Vision Technology Services, an information technology consulting and project management company. From 2007 to 2013, Mr. Dawson was employed at TESSCO Technologies, Inc., a publicly traded distributor of wireless products and services. While at TESSCO, he held multiple executive roles in sales, marketing, product management and strategy, culminating with being Vice-President of Sales. He joined TESSCO through the 2007 acquisition of NetForce Solutions, a technology training and consulting firm that he co-founded in 2000 and led as the Chief Executive Officer for seven years. Mr. Dawson received his Bachelor’s degree in Business Administration, with an emphasis in Marketing, from Hillsdale College.

There are no arrangements or understandings between Mr. Dawson and any other persons pursuant to which he was chosen as an officer of the Company. There are no family relationships between Mr. Dawson and any of the Company’s directors, executive officers, or persons nominated or chosen by the Company to become a director or executive officer. Mr. Dawson is not a party to any current or proposed transaction with the Company for which disclosure is required under Item 404(a) of Regulation S-K.

Howard Hill, who has served and the Company’s interim President and Chief Executive Officer of the Company since October 31, 2016, will resign from those offices concurrently with the start of Mr. Dawson’s employment. Mr. Hill agreed to serve as the interim President and Chief Executive Officer of the Company until a new President and Chief Executive Officer is hired, and further agreed to serve as the interim President and Chief Executive Officer without any compensation. Mr. Hill will, however, continue to serve on the Company’s Board of Directors.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits.

Exhibit No.	Description

10.1	Employment Letter Agreement, dated June 16, 2017, by and between RF Industries, Ltd. and Robert D. Dawson

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

June 20, 2017	By:	/s/ Howard Hill
Howard Hill
Interim Chief Executive Officer